EXHIBIT 32

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

      The undersigned, the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of ACME Communications, Inc. (the “Company”) hereby certify that, to the best of our knowledge, pursuant to 18 U.S.C. §1350:

(i) the annual report on Form 10-K for the twelve months ending December 31, 2006 of the Company (the “Report) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 30, 2007	By: /s/ Thomas D. Allen Thomas D. Allen Executive VP & Chief Financial Officer
By: /s/ Jamie Kellner Jamie Kellner Chief Executive Officer & Chairman of the Board